                                                                   EXHIBIT 10.25

                              OAK STREET BONUS PLAN

1. PURPOSE. The purpose of this Oak Street Bonus Plan (the "Plan") is to encourage employees to maintain focus on specific goals important to the success of Oak Street Financial Services, Inc., and its successors by merger, consolidation or otherwise (the "Company"), and to reward employees when the goals are met.

2. ELIGIBILITY TO PARTICIPATE IN THE PLAN. Subject to such additional limitations or restrictions as the Committee (as defined in Section 3) may impose, persons who are employed by the Company, or any corporation or other entity controlling, controlled by or under common control with the Company (an "Affiliate") are eligible to participate in the Plan and are referred to herein as "employees."

3.       AWARDS.

         (a) The Compensation Committee of the Company's Board of Directors (the "Committee") may authorize the establishment of various award levels, including minimum, target and maximum awards ("Award Levels") for employees based on performance goals ("Performance Goals") established for each calendar year (a "Performance Period") based on the performance criteria of pre-tax income or any other performance criteria determined by the Committee. The Committee shall consist of at least two directors, and all directors on the Committee shall satisfy the requirements for a non-employee director for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and shall satisfy the requirements for an "outside director," as that term is defined under Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time ("Code"), and the regulations promulgated thereunder.

         (b) The Committee, in its sole discretion, shall, among other things, determine (i) the eligibility criteria for participation in the Plan,
(ii) the employees who will be eligible to participate in the Plan, and (iii) the individual Award Levels and Performance Goals for those employees. The Committee may delegate to the Company's Chief Executive Officer (who may in turn delegate to other officers) responsibility for determining, within the limits established by the Committee, individual Award Levels and Performance Goals for employees who the Committee does not believe may be "covered employees," as defined under Section 162(m) of the Code ("Covered Employees").

         (c) The specific Award Levels and Performance Goals for those employees who the Committee believes may be Covered Employees shall be no less difficult to achieve than as set forth on Exhibit A attached hereto and made a part hereof.

         (d) If any event occurs during a Performance Period which requires changes to preserve the incentive features of the Plan (including, without limitation, acquisitions, divestitures or mergers) and consistent with the limitations set forth in Section 162(m) of the Code, the Committee may make adjustments the Committee deems appropriate in its sole discretion.

         (e) An employee shall not earn an award (as determined and adjusted pursuant to this Section, a "Final Award") and no payment shall be made until the Committee determines whether or not the Performance Goals have been obtained for the relevant Award Level for the Performance Period and whether the other terms have been satisfied for the Performance Period. Whether an employee has earned a Final Award shall be determined by the Committee in its sole discretion. The Committee may delegate to the Company's Chief Executive Officer (who may in turn delegate to other officers) responsibility for determining, within the limits established by the Committee, whether the Performance Goals have been obtained for the relevant Award Level for the Performance Period and whether the other terms have been satisfied for the Performance Period, for an employee who the Committee does not believe will be a Covered Employee. Following determination of the Final Award, the Committee may make adjustments to Final Awards to reflect individual performance during such Performance Period, which for employees who the Committee believes may be Covered Employees will involve only discretion to decrease the Final Award. If delegated by the Committee, adjustments to Final Awards to reflect individual performance for employees who the Committee does not believe will be Covered Employees may be made by the Company's Chief Executive Officer (or such other officers with such discretion as the Chief Executive Officer delegates). Notwithstanding the foregoing, the Committee or, if delegated, the Chief Executive Officer (or such other officers to whom the responsibility has been delegated) may from time to time during a Performance Period pay all or any portion of an estimated Final Award to an employee.

         (f) The total aggregate Final Award paid to any employee for any Performance Period shall not exceed $3 million.

4.       PAYMENT OF FINAL AWARD.

         (a) Subject to this Section, all Final Awards shall be paid in cash as soon as practicable following the end of the related Performance Period.

         (b) Any employee who has been selected to participate in the Plan during a Performance Period and who is actively employed by the Company or an Affiliate on the last day of such Performance Period shall be entitled to receive payment of any Final Award for such Performance Period. The Committee shall, among other things, determine (in its discretion) when and to what extent employees otherwise eligible for consideration shall become or cease to be, as the case may be, eligible to participate in the Plan and shall determine when, and under what circumstances, any employee shall be considered to have terminated employment for purposes of the Plan.

         (c) Except as otherwise provided in a written agreement with the employee or otherwise determined by the Committee, any employee who has been selected to participate in the Plan during a Performance Period and who is not actively employed by the Company or an Affiliate on the last day of such Performance Period shall not be entitled to receive payment of any Final Award for such Performance Period; provided, however, that upon termination of an employee's employment due to the death, Disability (as defined below) or retirement (as approved by the Board of Directors of the Company) such employee shall receive a portion of any Final Award for the Performance Period in which such employee's employment was terminated due to death, Disability or retirement, all as the Committee shall determine in its discretion. "Disability" means disability according to the terms of the Company's long-term disability plan as may be applicable from time to time to the particular employee.

5. NO GUARANTEED PAYMENT. No employee has any legal claim or right to participate in the Plan. To the extent that any employee, former employee, or any other person acquires a right to receive payments or distributions under the Plan, such right shall be no greater than the right of a general unsecured creditor of the Company to payment. All payments and distributions to be made hereunder shall be paid from the general assets of the Company. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any employee, former employee, or any other person. The Plan is intended to be unfunded for purposes of the Code and the Employee Retirement and Income Security Act of 1974, as amended.

6. ASSIGNMENT AND TRANSFER. Except as otherwise determined by the Committee, with the exception of transfer by will or the laws of descent and distribution, neither an employee's participation in the Plan nor any award or Final Award shall be assignable or transferable and, during the lifetime of the employee, any payment in respect of any Final Award shall be made only to the employee.

7. INTERPRETATION. Full power and authority to construe and interpret the Plan shall be vested in the Committee. To the extent determined by the Committee, administration of the Plan, including, but not limited to the selection of employees for participation in the Plan, may be delegated to the Company's Chief Executive Officer; provided, however, the Committee shall not delegate to the Company's Chief Executive Officer any powers, determinations, or responsibilities with respect to those employees who the Committee believes may be Covered Employees. Any person who accepts any award hereunder agrees to accept as final, conclusive, and binding all determinations of the Committee and the Company's Chief Executive Officer.

8. AMENDMENT. The Committee, in its sole discretion, may, at any time, amend, modify, suspend, or terminate the Plan; provided that no such action shall (a) adversely affect the rights of an employee with respect to previous unpaid Final Awards under the Plan (except as otherwise permitted under Sections 3 or 5), and the Plan, as constituted prior to such action, shall continue to apply with respect to Final Awards which have not been paid, or (b), with respect to Covered Employees, without the approval of the Board of Directors of the Company if such would otherwise result in payments to such Covered Employees not qualifying for deductibility under Section 162(m) of the Code.

9. EFFECTIVE DATE AND TERM. The Plan shall be effective on January 1, 2004. The Plan shall continue in full force and effect until the first meeting of stockholders of the Company at which directors are to be elected after the close of the third calendar year following the calendar year in which the initial public offering of the Company occurred. As such, the Plan shall apply to annual bonuses for fiscal year ended December 31, 2004, December 31, 2005, December 31, 2006, and December 31, 2007.

10. GOVERNING LAW. The validity, construction and effect of the Plan and any agreements or other instruments issued under it shall be determined in accordance with the laws of the state of Indiana, without reference to the principles of conflict of laws.

11. NO CONTRACT OR GUARANTEE OF CONTINUED EMPLOYMENT. Nothing contained in the Plan nor any action taken under the Plan shall be construed as a contract of employment or as giving any employee any right to be retained in employment with the Company or any Affiliate.

12. WAIVER OF BREACH. The Company's waiver of any Plan provision shall not operate or be construed as a waiver of any subsequent breach by the employee or an agreement to grant a waiver with respect to a subsequent breach.

13. INDEMNIFICATION. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on such member's behalf in his or her capacity as a member of the Committee for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company or any Affiliate to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

14. NOTICE. All notices and other communications required or permitted to be given under the Plan shall be in writing or other form approved by the Committee and shall be deemed to have been duly given as follows (a) if to the Company mailed first class, postage prepaid at the principal business address of the Company to the attention of the Secretary of the Company; or (b) if to any employee then delivered personally, mailed first class, postage prepaid at the last address of the employee known to the sender at the time the notice or other communication is sent or delivered, or by e-mail, interoffice mail, intranet or other means of office communication determined by the Committee.

15. DISCLAIMER. The Company makes no representations as to the value or future value of any awards granted pursuant to the Plan.

                                    EXHIBIT A

                       AWARD LEVELS AND PERFORMANCE GOALS

                                                                                       MULTIPLE OF SALARY FOR
     PERFORMANCE GOAL ACHIEVEMENT               MULTIPLE OF SALARY FOR*                CHIEF EXECUTIVE OFFICER
100% of Performance Goal                                   1.25 x                                 2.5 x

110% of Performance Goal                                   1.50 x                                 3.0 x

120% of Performance Goal                                   1.75 x                                 3.5 x

150% of Performance Goal                                   2.0 x                                  4.0 x

*Executive Director of Operations/Risk, Executive Director of Corporate Development and Secondary Marketing, Chief Financial Officer, Executive Director of Wholesale Business, Executive Director of Retail Business and any other position at a level equivalent to an Executive Vice President.

Multiple of salary will be pro-rated for above 100% of Performance Goal.